Exhibit 99.1

Duke Energy Corporation

Notice to Directors and Executive Officers

Duke Energy Corporation (“Duke”) has received notice from the plan administrator of the Duke Energy Retirement Savings Plan, the Duke Energy Retirement Savings Plan for Legacy Cinergy Union Employees (Midwest), and Duke Energy Retirement Savings Plan for Legacy Cinergy Union Employees (IBEW 1393) (collectively, the “401(k) Plan”) that activity in the Duke Energy Common Stock Fund under the 401(k) Plan will be closed for participant transactions from the close of business on June 29, 2012 until sometime during the week of July 1, 2012.  This temporary suspension is required by the 401(k) Plan’s recordkeeper, Fidelity Investments, in connection with the 1-for-3 reverse stock split of Duke common stock, which will occur in connection with the expected closing of the merger with Progress Energy, Inc. on July 1, 2012.  This notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during the blackout period you will be unable to trade in Duke common stock (or related securities).  In addition, this period occurs during a time when trading under Duke’s Insider Trading Policy is generally not permitted (i.e., not during a “trading window” pursuant to the Duke Energy Corporation Insider Trading Policy).  Please note that this restriction will not apply to certain trading activities, including (i) any purchases and sales made pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended or (ii) any purchases in connection with participation in Duke’s dividend reinvestment plan.

Although the date of the closing of the merger (and the related 1-for-3 reverse stock split) has not yet been finalized, this notice is being sent at this time, despite the uncertainty about the date of the closing, due to the advance notice requirements of the Employee Retirement Income Security Act of 1974, as amended.  All dates contained in this notice assume the closing will occur on July 1, 2012, but if the closing does not occur on that date, you will be provided with updated information regarding the actual date of the closing.

If you have any question about this notice and the required trading restriction, including whether the blackout period has begun or ended, you may obtain information, without charge, by contacting Duke Energy Corporation, Attention: Corporate Secretary, 550 South Tryon St., Charlotte, NC 28202 (telephone (704) 382-2204).